EXHIBIT 77C

                 MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

(1) A special meeting of shareholders of each Fund was held on April 9, 2002, to consider approval of the reorganization of the relevant Fund as a newly created series of ING Equity Trust, a Massachusetts business trust:

     *    ING MidCap Growth Fund (For: 8,877,746, Against: 274,247)

     *    ING SmallCap Growth Fund (For: 11,434,807, Against: 356,849)

(2) A special meeting of shareholders of the ING MidCap Growth Fund was held on May 9, 2002, to consider approval of a Plan and Agreement of Reorganization, under the terms of which the Fund was reorganized into the ING MidCap Opportunities Fund, a series of ING Equity Trust, on May 17, 2002 (For:
9,092,472; Against: 431,548).

(3) A special meeting of shareholders of the ING SmallCap Growth Fund was held on May 9, 2002, to consider approval of a Plan and Agreement of Reorganization, under the terms of which the Fund was reorganized into the ING SmallCap Opportunities Fund on May 17, 2002 (For:11,809,092; Against: 374,186).